EXHIBIT 99



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FOR IMMEDIATE RELEASE    FOR FURTHER INFORMATION CONTACT:
---------------------    --------------------------------
May 14, 1999             Gary N. Pelehaty, President and Chief Executive Officer
                         (609) 298-0723



                            FARNSWORTH BANCORP, INC.
                Announces Stock Repurchase and Quarterly Earnings

         Bordentown, New Jersey -- May 14, 1999 -- Farnsworth Bancorp, Inc. (OTC Bulletin Board FNSW), the parent holding company of Peoples Savings Bank, Bordentown, New Jersey, today announced its intention to repurchase up to 4%, or 15,194 shares, of the Company's common stock. The repurchases will be made by the Bank's Restricted Stock Plan Trust in order to fund the Restricted Stock Plan and are expected to be made in open-market and/or privately negotiated transactions, subject to the availability of stock, market conditions, the trading price of the stock and the Company's financial performance. The repurchase is expected to be completed within one year. Stockholders of the Company approved the Restricted Stock Plan at the Company's Annual Meeting of Stockholders held on April 6, 1999.

         The Company also announced that for the quarter ended March 31, 1999, it had net income of $25,138 or $.07 per share, as compared to net income of $18,276 for the three months ended March 31, 1998. Total assets of the Company were $48.4 million at March 31, 1999 as compared to $45.2 million at December 31, 1998. Stockholders' equity was $5.5 million or $15.79 per share at March 31, 1999, unchanged from $5.5 million or $15.79 per share at December 31, 1998.

         The Company became the holding company for the Bank on September 29, 1998, following its initial public offering at the time of the Bank's conversion to the stock form of organization. As such, earnings per share are not available for periods prior to September 30, 1998. Peoples Savings Bank is a federally chartered stock savings bank that conducts its business from its main office in Bordentown, New Jersey and one branch office located in Florence, New Jersey. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). The Company's common stock is traded on the OTC Bulletin Board under the symbol "FNSW."